Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Devon Energy Corporation:

We consent to the use of our report dated November 19, 2013, with respect to the combined balance sheets of EnLink Midstream Holdings, LP Predecessor and formerly Devon Midstream Holdings, L.P. as of December 31, 2012 and 2011, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2012, incorporated herein by reference.

/s/ KPMG LLP

Oklahoma City, Oklahoma
March 7, 2014